EXHIBIT 5.1

GUTH | CHRISTOPHER LLP

10866 WILSHIRE BOULEVARD, SUITE 1250

LOS ANGELES, CALIFORNIA 90024-4357

April 14, 2005

Board of Directors

Arrowhead Research Corporation

1118 Green Street

Pasadena, CA 91106

Re: Arrowhead Research Corporation, a Delaware corporation (the “Company”)

Ladies and Gentlemen:

We have acted as the Company’s counsel in connection with the preparation and filing of that certain Registration Statement on Form S-3 (the “Registration Statement”) filed on April 14, 2005 with the Securities and Exchange Commission in connection with the registration of 502,260 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”).

As your counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion, and, as to certain factual matters, we have relied on an Officers’ Certificate from the Company. We have not undertaken any independent investigation to determine the existence or nonexistence of the facts set forth in that Officers’ Certificate, and no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of the Company in this or other matters.

Based on these examinations, assumptions and the factual information provided to, and relied upon by, us, it is our opinion that the Shares have been legally issued and are fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters.”

Very truly yours,

/s/ Guth | Christopher LLP
Guth | Christopher LLP